Exhibit 2

SHARE SUBSCRIPTION LETTER

To:	The Directors

Brera Holdings Public Limited Company,

5th Floor Rear Connaught House,

1 Burlington Road, Dublin 4

Dated 11 day of November 2022

Re: Brera Holdings Public Limited Company (company number: 721923) (the “Company”)

Dear Sirs,

I, the undersigned, hereby irrevocably and unconditionally subscribe for 100,000 B Ordinary Shares of $0.005 each (the “Shares”) in the capital of the Company for a total subscription price of $500.00 (the “Subscription Amount”).

I hereby confirm that we have lodged the Subscription Amount to the Company’s bank account of as consideration for the Shares.

I hereby irrevocably request and agree that, upon receipt by the Company of the Subscription Amount, you allot the Shares to and enter my name in the register of members of the Company as the legal holder of the Shares.

I hereby irrevocably acknowledge and agree that the Shares shall have the rights set out in the Constitution of the Company as adopted from time to time.

This letter and all non-contractual obligations arising from or connected with it shall be governed by, and shall be construed in accordance with, the laws of Ireland.

This letter may be executed using an electronic signature and in any number of counterparts, each of which will be deemed to be an original and which together will constitute the same letter.

Signed:

/s/ Chris Gardner
CHRIS GARDNER